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                                                                     Exhibit 4.7

                               FIFTH AMENDMENT TO
                     COMMON STOCK PURCHASE WARRANT AGREEMENT
                              AND JOINDER AGREEMENT

          This Fifth Amendment to Common Stock Purchase Warrant Agreement and Joinder Agreement, dated as of October 18, 2002, is between MURDOCK COMMUNICATIONS CORPORATION, an Iowa corporation (the "Company") and COMPUTERSHARE TRUST COMPANY, INC., as Warrant Agent (the "Warrant Agent").

                                    RECITALS

          A. The Company has entered into a Common Stock Purchase Warrant Agreement dated as of October 21, 1996, as amended (the "Agreement"), with U.S. Bank National Association, formerly known as Firstar Trust Company, as warrant agent (the "Former Warrant Agent"), with respect to 920,000 Common Stock Purchase Warrants (the "Warrants") issued by the Company on October 21, 1996.

          B. Pursuant to Section 10(f) of the Agreement, the Former Warrant Agent resigned as warrant agent effective July 9, 2002. Pursuant to Section 10(f) of the Agreement, the Company desires to appoint the Warrant Agent as the new warrant agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of certificates representing the Warrants and the exercise of the Warrants.

          C. The Company and the Warrant Agent deem it desirable to amend the Agreement to extend the "Warrant Expiration Date" from October 21, 2002 to October 21, 2003.

          D. Pursuant to Section 10 of the Agreement, the Company and the Warrant Agent may by supplemental agreement make any changes or corrections in the Agreement that they may deem necessary or desirable and which do not adversely affect the interests of the holders of Warrant Certificates

                                   AGREEMENTS

          In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be

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legally bound hereby, the Warrant Agent and the Company hereby agree as follows:

          1. Joinder of the Warrant Agent. The Warrant Agent hereby accepts its appointment to act as agent for the Company as provided in the Agreement. The Warrant Agent agrees to the terms and conditions of the Agreement and acknowledges that, by the execution hereof by the Warrant Agent and the Company, the Warrant Agent shall be bound by the Agreement as the "Warrant Agent" thereunder.

          2. Amendment of Section 1(i). The definition of "Warrant Expiration Date" in Section 1(i) of the Agreement is hereby amended to read in its entirety as follows:

               "Warrant Expiration Date" shall mean 5 p.m. (Central Time) on October 21, 2003, or if such date shall in the State of Wisconsin be a holiday or a day on which banks are authorized to close, then 5 p.m. (Central Time) on the next following day which in the State of Wisconsin is not a holiday or a day on which banks are authorized to close. Unless exercised during the Warrant Exercise Period, the Warrants will automatically expire. The Warrants may be called for redemption and the expiration date herefor accelerated, on the terms and conditions set forth in sections 4(b) and 4(c) of this Agreement. If so called for redemption, Warrant Certificate holders shall have a period of at least 30 days after the date of the call notice within which to exercise the Warrants. However, Warrant Certificate holders will receive the redemption price only if such certificates are surrendered to the Corporate Office within the redemption period (as defined below).

          3. Full Force and Effect. All remaining provisions of the Agreement remain unchanged and in full force and effect.

          4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin. Section headings in this Amendment appear for convenience of reference only and shall not be used in any interpretation of this Amendment.

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          5. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company, the Warrant Agent and their respective successors and assigns, and the Registered Holders from time to time of Warrant Certificates or any of them. Nothing in this Amendment shall be construed to confer any right, remedy or claim upon any other person.

          6. Counterparts. This Amendment may be executed in counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the Warrant Agent and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            MURDOCK COMMUNICATIONS CORPORATION


                                            BY  /s/ Eugene I. Davis
                                               ---------------------------------
                                                    Eugene I. Davis
                                                    Chief Executive Officer


                                            COMPUTERSHARE TRUST COMPANY, INC.


                                            BY  /s/
                                               ---------------------------------
                                                    Authorized Officer

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